Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-282673 and File No. 333-216504) and Form S-3 (File No. 333-267067) of our report dated May 23, 2024 relating to the financial statements of Sono-Tek Corporation appearing in this Annual Report on Form 10-K for the year ended February 28, 2025.

/s/ Marcum llp

Morristown, New Jersey

May 28, 2025